UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

 11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 2, 2013, Crossroads Systems, Inc. (the “Company”) entered into an at-will employment agreement with its interim President and Chief Executive Officer, Richard K. Coleman, Jr. This employment agreement is effective from May 8, 2013, the date that Mr. Coleman was appointed to serve as the Company’s interim President and CEO.

“At-Will” Employment and Term of Agreement. Mr. Coleman’s employment is “at-will,” meaning that he or the Company may terminate it at any time for any reason (or no reason). The employment agreement has an initial term ending January 31, 2014, and its term is automatically renewed for successive one-month terms thereafter unless Mr. Coleman or the Company elects to terminate it.

Base Salary. Mr. Coleman’s employment agreement provides for an annual salary of $275,000, which is the salary that has been in effect since he became the Company’s interim President and CEO. His base salary may be increased in the discretion of the Board of Directors or its Compensation Committee.

Quarterly Performance Bonus. Mr. Coleman will be eligible for a quarterly performance bonus during the term of the employment agreement, which quarterly performance bonus will have a target payout of $50,000, a minimum payout of $25,000 and a maximum payout of $75,000. The amount paid to Mr. Coleman each quarter will be based on the level of achievement, as determined by the Compensation Committee, of performance objectives that will be developed by the Compensation Committee in consultation with Mr. Coleman. During the term of the employment agreement, such objectives are expected to be based on monetization of the Company’s intellectual property assets, cash position or cash flow objectives, earnings or operating performance measures and other strategic objectives to be determined by the Compensation Committee. Mr. Coleman’s quarterly performance bonus for the fiscal quarter ended July 31, 2013 will be pro-rated to reflect the fact that he served as interim President and CEO for part of that quarter. He must be employed with the Company on the last day of a fiscal quarter in order to be eligible for a quarterly performance bonus with respect to that quarter. If a change in control of the Company (as defined in the employment agreement) occurs during the term of the employment agreement, the quarterly performance bonus for the quarter in which the change of control occurs will be deemed to have been achieved at the “target” level.

Quarterly Option Grants. During the term of the employment agreement Mr. Coleman will receive a quarterly grant of options to purchase 75,000 shares of the Company’s common stock. These quarterly options will be fully vested immediately upon grant and will have an exercise price equal to the fair market value of the Company’s common stock on the grant date in accordance with the terms of the Company’s 2010 Stock Incentive Plan. The grant date for each quarterly option grant to Mr. Coleman is generally expected to be within the Company’s first open trading window following the completion of the fiscal quarter to which that grant relates. In order to be eligible for a quarterly option grant, Mr. Coleman must be employed with the Company on the last day of that fiscal quarter. Mr. Coleman’s quarterly option grant for the fiscal quarter ended July 31, 2013 will be pro-rated to reflect the fact that he served as interim President and CEO for part of that quarter.

Benefits Upon Termination of Employment. In the event that Mr. Coleman’s employment is terminated by him or by the Company, he will receive accrued and unpaid salary and paid time off. Unless he is terminated for cause (as defined in the employment agreement), he will also receive any earned but unpaid quarterly performance bonus and his quarterly option grant for the most recently completed fiscal quarter. In the event of the termination of Mr. Coleman’s employment, his vested options will remain exercisable until the earlier of twelve months from the termination or such options’ expiration date.

The foregoing description of Mr. Coleman’s employment agreement is a summary only and is qualified in its entirety by reference to the employment agreement filed as Exhibit 10.1 herewith and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, effective May 8, 2013, by and between Crossroads Systems, Inc. and Richard K. Coleman, Jr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: August 7, 2013	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, effective May 8, 2013, by and between Crossroads Systems, Inc. and Richard K. Coleman, Jr.